EXHIBIT 11


                               EGAN SYSTEMS, INC.
                          COMPUTATION OF LOSS PER SHARE


Computation of net loss per share:

The following data show the amounts used in computing net loss per share and the effect on net loss and the weighted average number of shares of dilutive potential common stock.

                                                       Nine Months Ended
                                                         September 30,
                                                  ----------------------------
                                                      2001            2000
                                                  ------------    ------------

Net loss available to common stockholders         $   (243,489)   $   (429,945)
                                                  ============    ============

Weighted average number of common shares in
 primary EPS                                        19,646,652      19,368,874

Effect of dilutive securities                             --              --
                                                  ------------    ------------

Weighted average number of common shares and
 dilutive potential common stock used in
 fully diluted EPS                                  19,646,652      19,368,874
                                                  ============    ============

Net loss per common share:
 Basic and fully diluted                          $     (0.012)   $     (0.022)
                                                  ============    ============

For 2001 and 2000, the effect of dilutive securities were not included in computing fully diluted EPS because their effects are anti-dilutive.